Exhibit 2.1

EXECUTION VERSION
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ASSET PURCHASE AGREEMENT

________________________________________________________

BY AND AMONG

ON-SITE SERVICES, INC.,

THOMAS BEAN,

TRIAD PERSONNEL SERVICES, INC.

AND

GENERAL EMPLOYMENT ENTERPRISES, INC.

Effective as of June 1, 2010

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), effective as of June 1, 2010, is by and among On-Site Services, Inc., a North Carolina corporation (“Seller”), Thomas Bean (“Mr. Bean”), General Employment Enterprises, Inc., an Illinois corporation (“Parent”) and Triad Personnel Services, Inc., an Illinois corporation and a wholly-owned subsidiary of Parent (“Buyer”).  Seller, Mr. Bean, Parent and Buyer shall be referred to herein each as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Seller operates a services business from its offices in Florida that provides labor and human resource solutions, including without limitation, provisions of temporary staffing, human resources and payroll outsourcing services, labor and employment consulting and workforce solutions (hereinafter referred to as the “Business”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets (as defined below) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1.
DEFINITIONS

1.1          Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Additional Consideration” shall have the meaning ascribed to it in Section 2.5(c).

“Additional Listing Application” shall have the meaning ascribed to it in Section 6.2(a).

“Adverse Claim” means any claim, condition, covenant, demand, purchase right, lien, security interest, pledge, community property interest, equitable interest, option, hypothecation, right of first refusal, or charge or other right, restriction or encumbrance of any kind, including any restriction on use, transfer, receipt of income or any other attribute of ownership, other than those created in favor of Buyer under this Agreement or the other documents contemplated hereby.

“Affiliate” of a specified Person, means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Assumed Contracts” shall have the meaning ascribed to it in Section 2.1(b)(iii).

“Assumed Liabilities” shall have the meaning ascribed to it in Section 2.2.

“Business” shall have the meaning ascribed to it in the Recitals.

“Buyer” shall have the meaning ascribed to it in the Preamble.

“Closing Date” shall have the meaning ascribed to it in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software and Databases” means and includes all computer software, computer programs and electronic databases, including Internet web sites of Seller (as such items have been updated, corrected, enhanced, replaced and modified), and all documentation related thereto.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Purchased Assets by Seller to Buyer; (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and (c) Buyer’s acquisition and ownership of the Purchased Assets.

“Damages” shall have the meaning ascribed to it in Section 7.1.

“Earnout Period” means the period commencing on June 1, 2010 and ending on May 31, 2014.

“EBITDA” shall have the meaning ascribed to it in Section 2.6(a).

“Employment Agreement” means the Employment Agreement, substantially in the form attached hereto as Exhibit 2.6, between Buyer and Curtis Donovan.

“Equipment” shall have the meaning ascribed to it in Section 2.1(b)(i).

“Excluded Assets” shall have the meaning ascribed to it in Section 2.1(a).

“Financial Statements” shall have the meaning ascribed to it in Section 4.3(a).

“GAAP” means generally accepted United States accounting principles consistently applied.

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multinational organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indebtedness” with respect to any Person, means and includes all obligations which, in accordance with GAAP, should be classified on a balance sheet of such Person as liabilities, and in any event shall include (a) all indebtedness of such Person for (i) borrowed money or (ii) the deferred purchase price of property; (b) all obligations of such Person evidenced by notes, bonds, debentures, guarantees, reimbursement agreements, or other similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases and (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities.

“Intellectual Property” shall have the meaning ascribed to it in Section 2.1(b)(iv).

“IRS” shall have the meaning ascribed to it in Section 4.15.

“Leases” shall have the meaning ascribed to it in Section2.1(b)(ii).

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means and includes any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

“Lump Sum Payment” shall have the meaning ascribed to it in Section 2.5(b).

“Lump Sum Payment EBITDA Target” shall have the meaning ascribed to it in Section 2.5 (b).

“Material Adverse Effect” means a material adverse change in the financial condition, business, assets, liabilities, properties, results of operations or prospects of the Business.

“Mr. Bean” shall have the meaning ascribed to it in the Preamble.

“Obligation” means any debt, Liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

“Ordinary Course of Business” means in the ordinary course of the Business, consistent with past practices.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Parent” shall have the meaning ascribed to it in the Preamble.

“Party” and “Parties” shall have the meanings ascribed to them in the Preamble.

“Percentage Payment” shall have the meaning ascribed to it in Section 2.5(c).

“Percentage Payment EBITDA Target” shall have the meaning ascribed to it in Section 2.5(c).

“Permits” shall mean all licenses, permits, certificates, registrations, authorizations and approvals of any Governmental Entity.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Purchased Assets” shall have the meaning ascribed to it in Section 2.1.

“Purchase Price” shall have the meaning ascribed to it in Section 2.5(a).

“Registration Rights Agreement” shall have the meaning ascribed to it in Section 3.2.

“SEC” means the Securities and Exchange Commission.“

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed to it in the Preamble.

“Stock Consideration” shall have the meaning ascribed to it in Section 2.5(a).

“Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, province, government, foreign taxing authority or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Test Period” shall have the meaning ascribed to it in Section 2.5(b).

“Test Period EBITDA” shall have the meaning ascribed to it in Section 2.5(b).

ARTICLE 2.
SALE AND TRANSFER OF ASSETS; PURCHASE PRICE

2.1           Sale and Purchase of Assets.  Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer, sell, convey, assign and deliver to Buyer, free and clear of all Adverse Claims, and Buyer agrees to purchase from Seller, all right, title and interest in and to, as of the Closing, all assets, properties and rights of Seller comprising the Business, wherever located, set forth in Section 2.1(b) (collectively, the “Purchased Assets”); provided, however, that notwithstanding anything to the contrary herein, Buyer shall not purchase from Seller, any assets, properties and rights that are not included among the Purchased Assets (collectively, the “Excluded Assets”).

(a)           Excluded Assets.  The Excluded Assets shall include, without limitation, the following:

(i)           This Agreement.  Any rights of Seller under this Agreement (including any proceeds of this Agreement).

(ii)          Accounts Receivable.  Seller’s accounts receivable arising from the operation of the Business and services performed in connection with the Business prior to the Closing Date (whether or not billed prior to the Closing Date).

(iii)        Insurance  Policies.  Seller’s insurance policies (including but not limited to Seller’ employee benefit plans and workers compensation polices).

(iv)        Prepaid Deposits.  Seller’s prepaid items and deposits (including but not limited to any and all workers compensation deposits) arising out of or relating to the ownership or operation of the Business by Seller prior to the Closing Date.

(v)         Income Tax Returns.  All of Seller’s income Tax Returns.

(vi)        Corporate Books.  Seller’s corporate and company minute books and stock ownership record books.

(vii)       Personnel Records.  All of Seller’s personnel records and other records required by law to remain in Seller’s possession; provided, however, that Buyer shall be provided copies of all such records.

(viii)      Tax Refunds.  All of Seller’s claims for refund of taxes and other governmental charges of whatever nature.

(ix)         Bank Accounts. All bank accounts of Seller including all funds, monies or assets of any kind contained within.

(x)          Contracts and Agreements.  All contracts and agreements, whether written or oral, other than the Assumed Contracts.

(b)           Purchased Assets.  The Purchased Assets shall include the following:

(i)           Equipment.  All machinery and equipment, tools, tooling, vehicles, Computer Software and Databases, supplies, desks, chairs, tables, furniture, fixtures and all other personal property of Seller, including but not limited to, those items listed on Schedule 2.1(b)(i) hereto (the “Equipment”).

(ii)           Leases.  Seller’s leasehold interests in the real and personal property leased by Seller and used in the operation of the Business, as to personal property, including but not limited to those leases listed on Schedule 2.1(b)(ii)(A) hereto and, as to real property, limited only to those listed on Schedule 2.1(b)(ii)(B) (the “Leases”).  Seller’s sale, transfer and assignment of the Leases and Buyer’s purchase and assumption of the Leases, shall be subject to any and all approvals, notices and consents as may be required by law or otherwise.

(iii)           Contracts.  Seller’s right, title and interest in and to the contracts and agreements of Seller identified on Schedule 2.1(b)(iii) (such identified contracts being the “Assumed Contracts”).  Seller’s sale, transfer and assignment of the Assumed Contracts and Buyer’s purchase and assumption of the Assumed Contracts, shall be subject to any and all approvals, notices and consents as may be required by law or otherwise.

(iv)           Intellectual Property/General Intangibles.  Seller’s (a) trade name; (b) telephone numbers, telecopy numbers and email; (c) patents, patent applications and inventions and discoveries that may be patentable; (d) trademarks, service marks, trade names, fictional business names, service marks, trade dress and domain names, together with the goodwill associated therewith; (e) copyrights, including copyrights in computer software; (f) all rights in mask works; (g) confidential and proprietary information, including trade secrets, know-how, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; (h) registrations and applications for registration of the foregoing and (i) all causes of action, if any, for infringement, conversion or misuse of any of the foregoing, and all rights of recovery related thereto, including but not limited to those listed on Schedule 2.1(b)(iv) hereto (collectively, the “Intellectual Property”).

(v)           Business Records and Customer Lists.  All books, records, files and papers that contain information relating, directly or indirectly, to the Business and the Purchased Assets, including without limitation, all lists of customers and clients served by Seller and the rights to do business with the clients and customers of Seller relating to the Business and all personnel records, including without limitation those listed on Schedule 2.1(b)(v).

(vi)           Goodwill. All goodwill of the Business.

2.2           Assumed Liabilities.  Buyer shall, at the Closing, assume, and hold Seller harmless from, only the liabilities of Seller arising in the Ordinary Course on and after Closing under the Assumed Contracts (collectively, the “Assumed Liabilities”), except to the extent those liabilities were due prior to Closing or result from a breach of an Assumed Contract by Seller prior to or at Closing.

2.3           Liabilities and Obligations Not Assumed.  Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not assume any Liabilities or Obligations of Seller other than the Assumed Liabilities, including, without limitation, any Liabilities or Obligations for Taxes, debts, liabilities or under any benefit plan.  Seller shall retain, and shall timely and faithfully pay, perform and discharge all of its Liabilities and Obligations other than Assumed Liabilities.

2.4           Certain Required Consents.  If an attempted assignment or transfer of the Assumed Contracts, the Leases, any Permits or any claim or right of any benefit arising thereunder or resulting therefrom, without the consent, approval or waiver of a third party, would constitute a breach thereof or in any way adversely affect the rights of Seller or Buyer thereunder, unless and until any such required consent, approval or waiver has been obtained and is in full force and effect such Assumed Contract, Lease, Permit or other claim, right or benefit shall not be deemed assigned or transferred.  To the extent that Buyer shall have determined to close under this Agreement prior to receipt of any consent, approval or waiver necessary to transfer the rights and benefits of any Assumed Contract, Lease or Permit to Buyer, then for six months following the Closing Date, the Parties hereto will cooperate to, and the Parties shall continue to use their best efforts to, obtain as promptly as practicable all such consents, approvals and waivers required by third parties to transfer to Buyer such Assumed Contracts, Leases or Permits in a manner that will avoid any default, conflict, or termination of rights thereunder.  Pending such transfer, the Parties shall use commercially reasonable efforts to provide the benefits of such Assumed Contracts, Leases or Permits to Buyer in a manner that would as nearly as practicable reflect the purpose and intention of this Agreement.

2.5           Purchase Price and Payment; Adjustment.  (a) The purchase price for the Purchased Assets shall be $600,000 (the “Purchase Price”), subject to adjustment as described below, payable by delivery of a number of shares of Parent’s common stock equal to $600,000 divided by the closing trading price of Parent’s common stock on the NYSE Amex Stock Exchange for the 20 consecutive trading days prior to the second trading day prior to the Closing (such shares and any additional shares of Parent’s common stock that may be issued to Seller pursuant to Section 2.5(c), the “Stock Consideration”).

(b)           The Purchase Price shall be increased as set forth below if the Business’s aggregate EBITDA (the “Test Period EBITDA”) for the (A) six-month period commencing on June 1, 2010 and ending on November 30, 2010 (“First Interim Test Period”) is greater than $125,000; (B) 12-month period commencing on June 1, 2010 and ending on May 31, 2011 (the “First Test Period”) is greater than $250,000; (C) 18-month period commencing on June 1, 2010 and ending on November 30, 2011 (“Second Interim Test Period”) is greater than $375,000; (D) 24-month period commencing on June 1, 2010 and ending on May 31, 2012 (the “Second Test Period”) is greater than $500,000; (E) 30-month period commencing on June 1, 2010 and ending on November 30, 2012 (“Third Interim Test Period”) is greater than $625,000; (F) 36-month period commencing on June 1, 2010 and ending on May 31, 2013 (the “Third Test Period”) is greater than $750,000; (G) 42-month period commencing on June 1, 2010 and ending on November 30, 2013 (“Fourth Interim Test Period”) is greater than $875,000; and/or (H) 48-month period commencing on June 1, 2010 and ending on May 31, 2014 (the “Fourth Test Period”) is greater than $1,000,000.  The First Interim Test Period, the First Test Period, the Second Interim Test Period, the Second Test Period, the Third Interim Test Period, the Third Test Period, the Fourth Interim Test Period and the Fourth Test Period are referred to herein individually as a “Test Period”. $125,000 with respect to the First Interim Test Period, $250,000 with respect to the First Test Period, $375,000 with respect to the Second Interim Test Period, $500,000 with respect to the Second Test Period, $625,000 with respect to the Third Interim Test Period, $750,000 with respect to the Third Test Period, $875,000 with respect to the Fourth Interim Test Period and $1,000,000 with respect to the Fourth Test Period are referred to herein individually as a “Lump Sum Payment EBITDA Target”.  In respect of each Test Period for which the Test Period EBITDA is greater than the relevant Lump Sum Payment EBITDA Target, the Purchase Price shall be increased by $75,000 (each, a “Lump Sum Payment”) times the number of Test Periods that have occurred minus the aggregate amount of Lump Sum Payments paid to Seller with respect to previous Test Periods.

(c)           The Purchase Price shall be increased as set forth below if the Test Period EBITDA for the (A) First Test Period is greater than $300,000; (B) Second Test Period is greater than $600,000; (C) Third Test Period is greater than $900,000 and/or (D) Fourth Test Period is greater than $1,200,000.  $300,000 with respect to the First Test Period, $600,000 with respect to the Second Test Period, $900,000 with respect to the Third Test Period and $1,200,000 with respect to the Fourth Test Period are referred to herein individually as a “Percentage Payment EBITDA Target”.  In respect of each of the above enumerated Test Periods for which the Test Period EBITDA is greater than the relevant Percentage Payment EBITDA Target, the Purchase Price shall be increased by (A) 25% of that portion of the Test Period EBITDA that is between $1 and $100,000 greater than the relevant Percentage Payment EBITDA Target; (B) 35% of that portion of the Test Period EBITDA that is between $100,101 and $200,000 greater than the relevant Percentage Payment EBITDA Target; and (C) 45% of that portion of the Test Period EBITDA that is between $200,101 and $300,000 greater than the relevant Percentage Payment EBITDA Target (each, a “Percentage Payment”).  The aggregate Lump Sum Payments and Percentage Payments shall collectively be referred to herein as, the “Additional Consideration”.

By way of example, if with respect to the First Interim Test Period, the Test Period EBITDA is equal to $130,000, Seller shall be entitled to $75,000 in Additional Consideration (($75,000 x 1) - $0 = $75,000).  If with respect to the First Test Period, the Test Period EBITDA is equal to $1,000,000, Seller shall be entitled to $180,000 in Additional Consideration (($75,000 x 2) - $75,000 + (0.25 x $100,000) + (0.35 x $100,000) + (0.45 x $100,000) = $180,000).  If with respect to the Second Interim Test Period, the Test Period EBITDA is equal to $300,000, Seller shall not be entitled to Additional Consideration. If with respect to the Second Test Period, the Test Period EBITDA is equal to $550,000, Seller shall be entitled to $150,000 in Additional Consideration (($75,000 x 4) - $150,000 = $150,000).  If with respect to the Third Interim Test Period, the Test Period EBITDA is equal to $650,000, Seller shall be entitled to $75,000 in Additional Consideration (($75,000 x 5) - $300,000 = $75,000).  If with respect to the Third Test Period, the Test Period EBITDA is equal to $700,000, Seller shall not be entitled to Additional Consideration.  If with respect to the Fourth Interim Test Period, the Test Period EBITDA is equal to $950,000, Seller shall be entitled to $150,000 in Additional Consideration (($75,000 x 7 - $375,000) = $150,000).  If with respect to the Fourth Test Period, the Test Period EBITDA is equal to $1,350,000, Seller shall be entitled to $117,500 in Additional Consideration (($75,000 x 8) - $525,000 + (0.25 x $100,000) + (0.35 x $50,000) = $117,500).

(d)           Any adjustment in the Purchase Price shall be made as promptly as practicable following the final determination of the Test Period EBITDA.  Any Lump Sum Payments shall be payable in cash and any Percentage Payments shall be payable, in Parent’s and Buyer’s sole discretion, in shares of Parent’s common stock or in cash, or any combination thereof.  For the avoidance of doubt, in no event shall Parent be required hereunder to issue any additional shares of its common stock to Seller if such issuance would require the prior approval of Parent’s stockholders.  If Parent and Buyer elect to pay the Percentage Payments, if any, in shares of Parent’s common stock, then Parent shall issue that number of additional shares of its common stock to Seller as shall be obtained by dividing the amount of the Percentage Payment (or the applicable portion thereof) by the closing trading price for Parent’s common stock on the NYSE Amex Stock Exchange for the 20 consecutive trading days prior to the end of the relevant Test Period.  For the avoidance of doubt, with respect to each Test Period, no Additional Consideration shall be paid to Seller until a final determination of the Test Period EBITDA has been made for such Test Period in accordance with Section 2.6.

2.6           EBITDA.  (a)(i) For purposes hereof, “EBITDA” shall mean the Business’s earnings before (A) state, federal and local income taxes, (B) cumulative effect of accounting changes, (C) extraordinary items, (D) amortization expense, (E) depreciation expense, and (F) acquisition related costs, each determined consistent with the Business’s accounting practices prior to the Closing.

(ii)           The EBITDA calculation will not include as a Business expense, (a) for purposes of determining whether to make a Lump Sum Payment as set forth in Section 2.5(b), the pro-rata share of on-going interest charges or program fees with respect to the financing of Buyer’s account receivables that are less than $11,000,000 in billings on an annualized basis; (b) an interest factor on advances from Buyer or its Affiliates; (c) the management and corporate overhead allocations to Buyer from Parent; (d) additional operating costs incurred by Buyer in connection with, or as a result of, the financing of Buyer’s purchase of the Purchased Assets, by way of example and not limitation, additional insurance expenses for increased coverage on assets or on the life of Buyer personnel or (e) costs incurred by Buyer, nor the net income or net loss realized by Buyer, as a result of new business activities of Buyer (i.e. the sale of services which were not offered by Seller prior to the Closing) unless Seller agrees the EBITDA calculation shall, and then it shall, include both such costs, income and loss.

(iii)           The EBITDA calculation will include as a Business expense, (a) for purposes of determining whether to make a Lump Sum Payment as set forth in Section 2.5(b), the pro-rata share of on-going interest charges or program fees with respect to the financing of Buyer’s account receivables that are greater than $11,000,000 in billings on an annualized basis; (b) for purposes of determining whether to make a Percentage Payment as set forth in Section 2.5(c), any interest charges or program fees with respect to the financing of Buyer’s account receivables; (c) items that represent costs incurred, directly or indirectly, by Buyer which are reasonably intended to enhance the Business’s EBITDA during the relevant Test Period and (d) any Additional Compensation (as defined in the Employment Agreement) paid to Curtis Donovan during the relevant Test Period pursuant to the Employment Agreement attached hereto as Exhibit 2.6, any modification to which, without the express written consent of Seller, shall immediately and permanently eliminate this right of deduction from EBITDA calculations pursuant to this Agreement by Buyer of any Additional Compensation.

(b)           Buyer shall prepare a statement (the “EBITDA Statement”) as promptly as practicable after the end of each Test Period, showing the Test Period EBITDA.  The EBITDA Statement may, at Buyer’s election, be audited by its independent certified public accountants.  Buyer shall submit the EBITDA Statement to Seller not later than 45 days after the end of the Test Period.  Seller shall, at its request, be provided access to the accountants’ working papers, lead schedules and analyses in order to evaluate the EBITDA Statement.  If Seller does not object in writing to the EBITDA Statement within thirty (30) days of said EBITDA Statement’s submission to it, such EBITDA Statement shall be deemed to be accepted.  If Seller objects to any item on the EBITDA Statement and Buyer and Seller cannot resolve any such objection within twenty (20) days following receipt of notice of such objection, the dispute shall be referred to the independent accountants of Buyer and Seller.  In such case, the cost of the services of Seller’s accounting firm shall be borne by Seller and the cost of the services of Buyer’s accounting firm shall be borne by Buyer. If such accountants cannot agree as to the proper resolution of the objection within twenty (20) days after such referral, it shall be referred to a third accounting firm acceptable to Seller and Buyer, which firm shall render a binding determination of the disputed items.  If Seller and Buyer cannot agree on an acceptable accounting firm, Buyer shall designate three such accounting firms (none of which is the accountant for either Buyer, Parent or Seller) to Seller and Seller shall select the accounting firm from the three (3) listed (or one thereafter from the three (3) listed if the prior choice declines to serve).  The accounting firm so designated shall, if possible, render its binding determination of the disputed items within forty-five (45) days after the dispute has been referred to it.  Buyer and Seller shall cooperate fully with such accounting firm in furnishing all necessary information.  The cost of the services of such accounting firm shall be borne equally by Seller and Buyer.

2.7           Conduct of Business.  Buyer and its Affiliates shall exercise commercially reasonable efforts to maximize the Business’s EBITDA through the Earnout Period.

2.8           Transfer Taxes.  Seller shall pay all sales, use, transfer or recording Taxes levied in connection with the transfer of the Purchased Assets.

2.10         Purchase Price Allocation.  The Purchase Price (including, for this purpose, Assumed Liabilities) shall be allocated among the Purchased Assets as specified in a schedule to be prepared and delivered by Buyer to Seller within 180 days after the Closing Date.  Such allocation shall be mutually agreed upon between Buyer and Seller, and be prepared in accordance with section 1060 of the Internal Revenue Code of 1986 and the regulations implementing that section, as reasonably determined by Buyer.  Each of Buyer and Seller agrees to complete IRS Form 8594 consistently with such allocation and, if requested by the other Party hereto, to furnish such Party with a copy of such form prepared in draft form no less than 45 days prior to the filing due date of such form.  Neither Buyer nor Seller shall file any Tax Return or take a position with any taxing authority or in connection with any Tax-related action or audit that is inconsistent with this Section 2.10.

ARTICLE 3.

CLOSING

3.1           Time and Place.  Subject to the terms and conditions set forth herein, the Closing of the transactions contemplated herein (the “Closing”) shall take place no later than the date hereof (the “Closing Date”) (subject to extension by mutual agreement of the Parties) at 10:00 a.m. at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY, 10022, or at such other time and place or at such other date, time and place as may be mutually agreed upon in writing by the Parties hereto.

3.2           Deliveries by Seller at Closing.  At the Closing, Seller shall deliver or cause to be delivered to Buyer the following executed instruments, agreements and other items:

Consents.  Written consents or approvals in the form and substance satisfactory to Buyer of each person or entity whose consent or approval is required to consummate the Contemplated Transactions.

Title Certificates.  Title documents for all Purchased Assets constituting vehicles or otherwise where applicable and all keys, pass cards or other access devices for vehicles, leased real estate and, as applicable, any Equipment.

Registration Rights Agreement.  A registration rights agreement dated the Closing Date (the “Registration Rights Agreement”) and duly executed by Seller, substantially in the form attached hereto as Exhibit 3.2.

Intellectual Property Assignment.  Such instruments and documents as Buyer or Buyer’s counsel may reasonably request for the conveyance, assignment or transfer to Buyer of the Intellectual Property that forms part of the Purchased Assets.

Employment Agreement.  The Employment Agreement, substantially in the form attached hereto as Exhibit 2.6, duly executed by Curtis Donovan.

Additional Documents.  All such further instruments and documents as Buyer or Buyer’s counsel may reasonably request for the more effective conveyance, assignment or transfer to Buyer of any of the Purchased Assets and the transactions contemplated hereby.

3.3           Deliveries by Buyer at Closing.  At the Closing, Buyer shall deliver to Seller the following:

Registration Rights Agreement.  The Registration Rights Agreement dated the Closing Date and duly executed by Buyer and Parent.

Additional Documents.  All such further instruments and documents as Sellers or Seller’s counsel may reasonably request for the more effective consummation of the transactions contemplated hereby.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer and Parent to enter into this Agreement and to consummate the Contemplated Transactions, Seller and Mr. Bean hereby represent and warrant to Buyer and Parent, as of the date hereof and as of the Closing Date, as follows:

4.1           Organization and Qualification; Due Authorization; Subsidiaries.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.  Seller is duly qualified and in good standing to do business in the State of Florida and all other jurisdictions in which the location of the Purchased Assets or the operation of the Business makes such qualification necessary, except where the failure to be in good standing or qualified, whether singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Seller has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on the Business as it is now being conducted.  Seller has the full power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the other documents contemplated hereby to which Seller is a party and the performance and consummation of the transactions contemplated hereby and thereby by Seller have been duly authorized by all necessary corporate actions on the part of Seller.  Upon execution and delivery by Seller of this Agreement and the other documents contemplated hereby to which Seller is a party and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, each of this Agreement and the other documents contemplated hereby will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Seller does not have any subsidiaries.

4.2           No Violation; Consents and Approvals.  Neither the execution and delivery by Seller of this Agreement or the other documents contemplated hereby to which it is a party nor the consummation of the Contemplated Transactions nor compliance by it with any of the provisions hereof or thereof:  (a) conflict with or result in a violation of (i) the Organizational Documents of Seller or (ii) any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation binding upon Seller in connection with the Business or the Purchased Assets in any material respect, or (b) except as set forth in Schedule 4.2 hereto, (A) require consent under, violate, conflict with, or result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration, or result in the creation or imposition of any Adverse Claim on the Purchased Assets under, any note, bond, mortgage, indenture, deed of trust, contract, commitment, arrangement, license, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller may be bound or to which any of the Purchased Assets may be subject or affected, or (B) require any Permit, consent, order or approval of, or registration, declaration or filings with, any Governmental Body.

4.3           Financial Statements; Undisclosed Liabilities; Absence of Certain Changes.

               (a)          Seller has delivered to Buyer, as Schedule 4.3, (a) the balance sheets of the Business as of December 31, 2009 and December 31, 2008 (the balance sheet of the Business as of December 31, 2009 is referred to herein as the “Balance Sheet” and December 31, 2009 is referred to herein as the “Balance Sheet Date”) and profit and loss statements and statements of cash flows of the Business for each of the fiscal years ended December 31, 2009 and December 31, 2008 and (b) the balance sheet of the Business as of March 31, 2010 and profit and loss statement and statement of cash flows of the Business for the three months ended March 31, 2010 (all such financial statements and any notes thereto are hereinafter collectively referred to as the “Financial Statements”).

                (b)          Except as set forth in Schedule 4.3, the Financial Statements:  (i) present fairly in all material respects the financial position of the Business as of the dates thereof and the results of operations of the Business for the periods covered thereby; (ii) are consistent in all material respects with the books and records of the Business; and (iii) have been prepared in accordance with GAAP throughout the periods indicated (except as may be indicated therein), except that any interim Financial Statements are subject to normal and recurring year-end adjustments, none of which is expected to be material individually or in the aggregate.

               (c)          Except as set forth in Schedule 4.3, Seller has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) liabilities reflected on the Balance Sheet, or (ii) liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business.  At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that will not be adequately provided for in the Balance Sheet as required by said Statement No. 5.

               (d)          Except as set forth in Schedule 4.3 or as otherwise contemplated by this Agreement, there has not occurred any Material Adverse Effect and since December 31, 2009, Seller has conducted the Business in the ordinary course of business.

4.4           Title to Assets; Leased Personal Property.

(a)           Seller is the sole owner of the Purchased Assets.  Except as set forth on Schedule 4.4(a), Seller has good and valid title to all the Purchased Assets, free and clear of all Adverse Claims except those related to the Assumed Liabilities, and at the Closing will convey good and valid title to all of such Purchased Assets to Buyer, free and clear of all Adverse Claims.  Except as set forth on Schedule 4.4(a) hereto: (i) the Purchased Assets constitute all of the assets which are required to carry on the Business as presently conducted and (ii) without limiting the foregoing, none of the Excluded Assets are used in or needed for operation of the Business as presently conducted.

(b)           Schedule 4.4(b) hereto sets forth a list of every lease agreement to which Seller is a party relating to any item of Equipment which (i) entails payments of not less than $12,000 per annum or (ii) is otherwise material to the Business (“Equipment Leases”).  Except as set forth on Schedule 4.4(b), Seller has good and valid title, free and clear of all Adverse Claims to its leasehold interest in all items of personal property subject to the Equipment Leases except those claims related to the Assumed Liabilities.  Seller has made available to Buyer a complete and accurate copy of each Equipment Lease, including all amendments and exhibits thereto.  Seller has not received any written notice of any event of default under any of the Equipment Leases.  All personal property leased pursuant to the Equipment Leases is in all material respects in the condition required of such property by the terms of the Equipment Lease applicable thereto.

4.5           Intellectual Property.

(a)           Schedule 4.5(a) hereto sets forth all of the Intellectual Property owned by or licensed to or by Seller.  The Intellectual Property set forth on Schedule 4.5(a) hereto, constitutes all of the Intellectual Property which is used in the conduct of the Business as presently conducted. Except as set forth in Schedule 4.5(a), (i) with respect to any Intellectual Property owned by Seller (as opposed to Intellectual Property of which Seller is a licensee), Seller has all right, title and interest to all Intellectual Property, without any conflict known to Seller with the rights of others, (ii) no Person other than Seller has the right to use the Intellectual Property owned by Seller, and (iii) Seller has the valid right to use, pursuant to a license, sublicense or other agreement, any Intellectual Property used in the Business that is owned by a party other than Seller.

(b)           Except as set forth on Schedule 4.5(b) hereto, Seller owns or licenses or otherwise has the full right to use, free from any Adverse Claims, and without payment to any other party, the Intellectual Property, and the consummation of the Contemplated Transactions hereby will not alter or impair such rights (other than that all such rights will be assigned to Buyer).

4.6           Litigation.  Except as set forth in Schedule 4.6 hereto, there is no private or governmental claim, action, lawsuit, or proceeding pending, nor, to the knowledge of Seller, threatened against or affecting Seller relating to the Purchased Assets, the Business or the Contemplated Transactions or the other documents contemplated hereby, at law, in equity or otherwise, in, before, or by any Governmental Body that could result in a Material Adverse Effect.  Except as set forth in Schedule 4.6 hereto, there is no judgment, order, injunction, decision, award or decree of any Governmental Body applicable to the Business or the Purchased Assets.

4.7           Taxes.  Except as set forth on Schedule 4.7, there are no Adverse Claims for Taxes upon any of the Purchased Assets and there are no audits or other proceedings or investigations by any Governmental Body, or of any position taken on a Tax Return of Seller, which could reasonably be expected to give rise to an Adverse Claims with respect to any of the Purchased Assets and/or the Business.  All Tax Returns relating to the Business required to be filed by Seller have been filed with the appropriate Governmental Bodies in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are accurate; all Taxes relating to the Business whether or not shown on a Tax Return have been fully paid.

4.8           Contracts.

(a)           Except for the Assumed Contracts or as set forth on Schedule 4.8(a) hereto, Seller is not a party to or bound by any agreement, contract, arrangement, lease, license, understanding, commitment or instrument, whether oral or written, that is material to the Business or the Purchased Assets.

(b)           Each of the Assumed Contracts, including the Leases, is valid, binding and in full force and effect, enforceable by Seller in accordance with its terms, and there has not been any cancellation or, to the knowledge of Seller, threatened cancellation of any such Assumed Contract or Leases, nor any pending or, to the knowledge of Seller, threatened material disputes thereunder.  Except as set forth in Schedule 4.8(b) hereto, Seller has paid all payments and sums due and payable under each applicable Assumed Contract and Lease to which it is a party and has performed any obligations required to be performed by it to date under such Assumed Contract and Lease and is not in breach or default thereunder and, to the knowledge of Seller, no other party to any of the Assumed Contracts and Leases is in breach or default thereunder.

4.9           Compliance With Laws, Permits, Licenses, etc.  Seller is in compliance with all Legal Requirements in connection with the Purchased Assets and the Business.  No written communication, whether from a Governmental Body, citizens group, employee or otherwise, has been received by Seller and, to the knowledge of Seller, investigation or review is pending or threatened by any Governmental Body with respect to (i) any alleged violation by Seller of any Permit, law, ordinance, regulation, requirement or order of any Governmental Body (including, without limitation, any applicable health, sanitation, fire, safety, zoning or building permit law, ordinance, regulation, requirement or order) relating to the operations conducted by Seller in connection with the Business or (ii) any alleged failure to have all Permits required in connection with the operations conducted by Seller in connection with the Business.  Schedule 4.9 lists the material Permits required in connection with the operation of the Business as it is now being operated and conducted by Seller.  Seller holds all Permits necessary to operate or conduct the Business, and all Permits held by Seller are valid, effective and in good standing as of the date hereof, except where the non-validity or non-effectiveness of the same could not reasonably be expected to have a Material Adverse Effect.

4.10           Brokers.  No Person is or will become entitled to receive any brokerage or finder’s fee, financial advisory fee or other similar payment in connection with the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of any Seller.

4.11           Employees.

(a)           Set forth on Schedule 4.11(a) hereto is a list of all employees of Seller and the Business as of the date hereof and their respective (i) positions and (ii) salary.

(b)           Set forth on Schedule 4.11(b) hereto is a list of each employment, severance, retention or similar agreement or contract as of the date hereof, individually or collectively, with employees of Seller or the Business.

4.12           Real Estate. Except for as set forth on Schedule 4.12, Seller neither owns nor leases any real estate used in the Business.

4.13           Insurance.  Schedule 4.13 hereto contains a list of the currently effective insurance policies of Seller with respect to the Business or Purchased Assets.

4.14           Labor Matters. Seller has never been a party to any collective bargaining agreement, and, with respect to the Business (a) Seller is in compliance in all respects with all federal, state, foreign or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any unfair labor practices; (b) no unfair labor practice complaint or other labor-related claim or charge against Seller is pending before the National Labor Relations Board or any other federal, state or local agencies; (c) there has been no labor strike, dispute, slowdown or stoppage in the past three years, nor is any such event pending or threatened against or involving Seller; (d) there are no union organization efforts presently being made involving Seller or any of its employees; (e) there are no material controversies or grievances pending or threatened between Seller and any of its employees, former employees or organization representing either; (f) Seller has not experienced any material labor difficulty during the last three years; and (g) no collective bargaining agreement is currently being negotiated by Seller.  There has not been and there will not be any material adverse change in relations with employees of Seller engaged in the Business as a result of any announcement or consummation of the Contemplated Transactions.  None of the employees of Seller engaged in the Business is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or agency, which materially conflicts with Seller’s Business as presently or proposed to be conducted.  No key employee of Seller engaged in the Business has notified Seller he or she is planning to terminate his or her employment.

4.15           Employee Benefit Plans.  Schedule 4.15 sets forth a true and complete list of the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained, sponsored or contributed to by Seller or any entity that would be deemed a “single employer” with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code, and all material bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, change in control, death benefit and other similar fringe and employee benefit plans, programs, policies and arrangements, and all employment and consulting agreements, in each case for the benefit of, or relating to, any employee or former employee of Seller (including their beneficiaries) (collectively, the “Seller Employee Plans”). For purposes of the preceding sentence, “material” means any program, plan, benefit, policy or arrangement involving either more than five (5) persons or aggregate liability in excess of $250,000.  Except as set forth in Schedule 4.15 and except as would not have an Material Adverse Effect, with respect to any of the Seller Employee Plans, (i) each Seller Employee Plan (other than a Multiemployer Plan) intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or, pursuant to Revenue Proceeding 2005-16, may rely upon an opinion or advisory letter; (ii) no such Seller Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA that is subject to Sections 4063 and 4064 of ERISA (a “Multiple Employer Plan”), and no withdrawal liability exists with respect to any Multiemployer Plan or Multiple Employer Plan; (iii) there has been no “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of any of the Seller Employee Plans; (iv) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA) has been incurred, and no excise or other Taxes have been incurred or are due and owing by Seller with respect to any of the Seller Employee Plans because of any failure to comply with the minimum funding standards of the Code and ERISA; (v) no private or governmental action, suit, proceeding, litigation, arbitration or investigation has been instituted or is threatened against or with respect to any Seller Employee Plan (other than routine claims for benefits and appeals of such claims); (vi) each Seller Employee Plan (other than a Multiemployer Plan) complies and has been maintained and operated in accordance with its terms and applicable Legal Requirements, including, without limitation, ERISA and the Code; (vii) no Seller Employee Plan (other than a Multiemployer Plan) is under audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Body; (viii) except as required by Section 4980B(f) of the Code, no Seller Employee Plan provides medical, death or welfare benefits (whether or not insured) with respect to current or former employees of Seller beyond their retirement or other termination of employment; and (ix) the consummation of the Contemplated Transactions (either alone or in conjunction with any other event) will not entitle any current or former employee of Seller to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise) or increase the amount of compensation due to any employee of Seller.  Notwithstanding the foregoing, the representations and warranties contained in this Section 4.15 (other than the representations and warranties contained in subsections (ii), (iii) and (viii)) are qualified such that to the extent that any such representation or warranty applies to a Seller Employee Plan that is a Multiemployer Plan, such representation or warranty shall be deemed to be to the knowledge of Seller.

4.16           Purchased Assets.  As to the Seller, the Purchased Assets do not constitute substantially all of the properties of the Seller within the meaning of Section 368(a)(1)(C) of the Code.

4.17           Representations True and Correct. Neither the Financial Statements, this Agreement nor the other documents contemplated hereby nor any certificate or other information or document furnished or to be furnished by Seller to Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.  There is no fact known to Seller which materially and adversely affects the Purchased Assets, the Business or its properties or assets, which has not been set forth in this Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

5.1           Organization and Good Standing.  Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Illinois.

5.2           Authority; No Conflict.

(a)           Buyer has the full power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the other documents contemplated hereby to which Buyer is a party and the performance and consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized by all necessary corporate actions on the part of Buyer.  Upon execution and delivery by Buyer of this Agreement and the other documents contemplated hereby to which Buyer is a party and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, each of this Agreement and the other documents contemplated hereby will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: any provision of Buyer’s Organizational Documents; any resolution adopted by the board of directors or the stockholders of Buyer; any Legal Requirement or order to which Buyer may be subject; or any contract to which Buyer is a party or by which Buyer may be bound.

5.3          Consents.  Except for the consent of Crestmark Bank and such consents as may be obtained prior to Closing, Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.4          Certain Proceedings.  As of the date hereof, there is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s knowledge, no such proceeding has been threatened as of the date hereof.

5.5          Brokers or Finders.  Buyer and its officers and agents have incurred no liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.6          SEC Reports.  Parent’s reports (and financial statements included therein) filed with the SEC (“SEC Reports”) from January 1, 2009 through the date hereof (the “Reporting Period”) are accurate in all material respects and comply in all material respects with the SEC’s information reporting requirements with respect to such reports.  Parent has filed all SEC Reports due during the Reporting Period.  There has been no material adverse change in Parent’s financial condition, business or prospects since February 5, 2010, other than such changes due to circumstances affecting the staffing and human resources services industry generally.  The financial statements contained in the SEC Reports fairly present the consolidated financial condition and results of operations of Parent as at and for the periods therein specified in accordance with GAAP, all as more particularly set forth in such financial statements and the notes thereto.  The SEC Reports do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.7          Issuance of Shares.  Parent has reserved and set aside for future issuance the shares of its common stock to be issued to Seller under Section 2.5(a) hereof.  Such shares are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof, will not be subject to preemptive rights or other similar rights of shareholders of Parent, and will not impose personal liability on the holders thereof.

ARTICLE 6.

COVENANTS

6.1          Covenant Not to Compete.  From and after Closing, each of Seller and Mr. Bean covenants and agrees as follows:

(a)           Each of Seller and Mr. Bean hereby acknowledges that it is familiar with the Business and the trade secrets and with other confidential information related to the Business.  Each of Seller and Mr. Bean acknowledges and agrees that Parent and Buyer would be irreparably damaged if Seller, Mr. Bean or any of their respective Affiliates, were to provide services to or otherwise participate in the business of any Person competing with the Business in a similar business and that any such competition by Seller and/or Mr. Bean would result in a significant loss of goodwill by Parent and Buyer.  Each of Seller and Mr. Bean further acknowledges and agrees that the covenants and agreements set forth in this Section 6.1 were good and sufficient consideration for Seller and Mr. Bean and were a material inducement to Parent and Buyer to enter into this Agreement and to perform their respective obligations hereunder, and that Parent and Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if Seller and/or Mr. Bean breached the provisions of this Section 6.1.  Therefore, each of Seller and Mr. Bean agrees, in further consideration of the Purchased Assets and the goodwill of the Business sold by Seller and Mr. Bean, that during the five (5) year period after the Closing Date (the “Restricted Period”), Each of Seller and Mr. Bean shall not (and shall cause its Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere where the Business is presently conducted or presently proposed to be conducted (including, without limitation, within a fifty (50) mile radius of 1570 Lakeview Drive, Sebring, Florida) in any business engaged directly or indirectly relating to the Business or the business engaged in by Buyer; provided that nothing herein shall prohibit Seller or Mr. Bean from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation.  Each of Seller and Mr. Bean acknowledges that the geographic restrictions and time periods, as well as all other restrictions and covenants contained in Section 6.1 are reasonable and necessary, and supported by good and valuable consideration, to protect the goodwill of Buyer’s business and the Business being sold by Seller and Mr. Bean pursuant to this Agreement.

(b)           Until an employee has been separated from employment by Buyer (or its Affiliate) for at least one year, each of Seller and Mr. Bean agrees that it shall not (and shall cause its Affiliates not to) directly, or indirectly through another Person during the two (2) year period after the Closing Date, (i) induce or attempt to induce any employee of the Business, or any of their Affiliates to leave the employ of the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between the Business, Buyer or any of their Affiliates and any employee thereof, (ii) hire any person who was an employee of the Business, Buyer or any of their Affiliates at any time during the twelve-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid any disputes under this Section 6.1 that any such hiring within such twelve-month period is in violation of clause (i) above).

(c)           Each of Seller and Mr. Bean agrees that it shall not (and shall cause its Affiliates not to) directly, or indirectly through another Person during the Restricted Period, call on, solicit or service any client, customer, supplier, licensee, licensor or other business relation of Buyer, the Business, or any of their Affiliates (including any Person that was a client, customer, supplier or other potential business relation of Buyer, the Business, or any of their Affiliates at any time during the twelve month period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Business, Buyer or any of their Affiliates (including making any negative statements or communications about the Business, Buyer or any of their Affiliates).  After the Closing, neither Mr. Bean nor Seller shall make any negative statements or communications about Parent or Buyer, the Business, the Purchased Assets or any of their Affiliates’ businesses.

(d)           If, at the time of enforcement of the covenants contained in this Section 6.1 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Each of Seller and Mr. Bean has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business, Buyer’s business and the substantial investment in the Business made by Parent and Buyer hereunder.

(e)           If Seller, Mr. Bean or any Affiliate of Seller or Mr. Bean breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Parent and Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent and Buyer at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Business and Parent and Buyer and that money damages would not provide an adequate remedy to Buyer and that a bond of no more than $250 is sufficient to any action by Parent and Buyer for temporary or injunctive relief; and (ii) the right and remedy to require Seller and/or Mr. Bean to account for and pay over to Parent and Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(f)            In the event of any breach or violation by Seller and/or Mr. Bean of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(g)           Nothing contained in this Agreement shall prohibit Seller or Mr. Bean, from (i) collecting any receivables of Seller arising from the operation of the Business prior to the Closing, or (ii) winding down the business of Seller (other than the Business and the Purchased Assets).

6.2           Additional Listing Application and Issuance of Shares. Parent covenants and agrees as follows:

(a)           As promptly as possible following the Closing, Parent agrees to prepare and submit to the NYSE Amex Stock Exchange, an additional listing application for the shares of Parent’s common stock representing the Purchase Price (the “Additional Listing Application”).

(b)           As promptly as possible following the final approval of the Additional Listing Application by the NYSE Amex Stock Exchange, Parent shall issue or cause to be issued to Seller, the shares of Parent’s common stock representing the Purchase Price.

6.3           Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including without limitation, furnishing any information necessary for the submission of the Additional Listing Application and any subsequent additional listing applications to the NYSE Amex Stock Exchange.

6.4           Employees of the Business.  Buyer shall have no obligation to hire any employee of Seller.  An employee of Seller who accepts an offer of employment from Buyer shall become an employee of Buyer on the date such person reports to work for Buyer.

6.5           Final Payroll.  Seller shall pay the amount of salaries, wages and benefits earned through the Closing Date by each employee of Seller who may become an employee of Buyer on the Closing Date on Seller’s next regularly scheduled pay date for that employee.

6.6           Stock Consideration.

(a)           The Stock Consideration shall be subject to the Registration Rights Agreement. Seller acknowledges that such Stock Consideration shall be issued to Seller pursuant to applicable exemptions from registration requirements under the Securities Act and applicable exemptions from the securities qualification requirements of state law. Seller acknowledges that the Stock Consideration may not be resold or transferred unless an exemption from such registration and qualification requirements is available.  Seller further understands and acknowledges that the Stock Consideration may not be resold pursuant to Rule 144, as promulgated by the Securities and Exchange Commission under the Securities Act, unless all of the conditions of such Rule 144 are met.  Notwithstanding the foregoing, Seller agrees not to effect any transfer or resale of the Stock Consideration unless and until Seller shall have notified Parent of the proposed disposition of such shares and provided a written summary of the terms and conditions of the proposed disposition and Seller shall have provided Parent with written assurances, in form and substance reasonably satisfactory Parent, that the proposed disposition does not require registration of such shares under the Securities Act or qualification under state securities laws of any applicable state, or all appropriate action necessary for compliance with the registration requirements of the Securities Act or of any exemption from registration under the Securities Act, and of qualification under applicable state law or exemption therefrom, has been taken.

(b)           Seller further acknowledges that Parent shall not be required to transfer on its books any of the Stock Consideration that has been sold or transferred in violation of the provisions of this Agreement or treat as the owner of any such Stock Consideration, or otherwise to accord voting or dividend rights, to any transferee to whom any of such Stock Consideration has been transferred in violation of this Agreement.

6.7           Use of Name.  As promptly as possible following the Closing, Seller shall file all documents and take all actions necessary to enable Buyer to utilize the name of Seller, as a dba, assumed name, trade name or otherwise.  After the Closing Date, neither Seller nor any of its Affiliates, shall transact business as, or use in the conduct of its businesses or otherwise, the name used by it as of the date hereof, On-Site Services, Inc., or any other similar name.  From and after the Closing, Seller covenants and agrees not to and to cause its Affiliates not to use or otherwise employ the trade name, corporate name, dba or similar Intellectual Property rights utilized by Seller in the conduct of the Business prior to the Closing, which rights are included in the Purchased Assets purchased hereunder.

6.8           Collection of Post-Closing Receivables. To the extent that Seller or any of its Affiliates shall receive any payment, collection and proceeds in respect of any post-Closing accounts receivable, Seller or its Affiliate, as the case may be, shall be deemed to have received such payments, collections or proceeds in trust for Buyer and shall immediately transfer and return to, or in accordance with the written direction of, Buyer, at such account or other place as Buyer may so instruct, and in the form received (subject to endorsement where appropriate).

ARTICLE 7.
INDEMNIFICATION

7.1           Seller’s Indemnity.  Seller and Mr. Bean agree to indemnify, defend and hold Buyer (and Buyer’s officers, representatives, directors, employees, successors, Affiliates and permitted assigns) harmless from and against any and all loss, Liability, obligation, claim, demand, lawsuit, action, assessment, damage (including punitive, exemplary, consequential, lost profits and business interruption), or expenses whatsoever (including interest, penalties, fines, attorneys’ fees and expenses (including those incurred to enforce rights to indemnification hereunder, and consultant’s fees and other costs of defense or investigation), and interest on amounts payable as a result of any of the foregoing (“Damages”) which may be asserted against, imposed upon or incurred by any of them by reason of, resulting from, or in connection (directly or indirectly) with the following:

(i)           any inaccuracy in or breach of any representation or warranty of Seller or Mr. Bean contained in or made pursuant to this Agreement, provided, however, that  the determination of whether such an inaccuracy or breach has occurred will disregard (I) materiality qualifiers (including those relating to yielding a “Material Adverse Effect”), (II) knowledge qualifiers (other than those involving knowledge of contemplated or threatened acts or omissions of third parties) and (III) time limitations that limit disclosure in any representation and warranty to acts or omissions or facts or circumstances after a specified date.

(ii)           any breach of any covenant or agreement contained in, made, or to be performed by Seller pursuant to this Agreement; and

(iii)           the operation of the Business prior to the Closing Date (including but not limited to Damages arising by reason of (A) goods and services provided and sold by Seller prior to the Closing Date; (B) acts or omissions of Seller and its employees occurring prior to the Closing Date; and (C) Damages arising with respect to the litigation disclosed in Schedule 4.6).

7.2           Buyer’s Indemnity. Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all losses, liabilities, damages, costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Seller to the extent arising from or attributable to: (a) the breach of any representation or warranty of Buyer contained in this Agreement; (b) any breach of any covenant or agreement of Buyer contained in this Agreement; and (c) the operation of the Business after the Closing Date (including but not limited to those arising by reason of (A) goods and services provided and sold by Buyer after the Closing Date; and (B) acts or omissions of Buyer and its employees occurring after the Closing Date).

7.3           Right of Set Off. Buyer may, but shall not be obligated to, deduct the amount of any Damages from any Additional Consideration may be due Seller under Section 2.5.

7.4           Survival.  All representations and warranties of any Party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, but shall be extinguished and be of no further force or effect five (5) years after the Closing Date.

7.5           Procedure for Indemnification.

(a)           Promptly after receipt by an indemnified party of notice of the commencement of any proceeding against it by a third party, such indemnified party will, if a claim is to be made against any indemnifying party with respect to such action, give notice to the indemnifying party of the commencement of such claim.

(b)           The indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the indemnified party in connection with the defense of such proceeding.  In connection with any indemnification, the indemnified party will cooperate with all reasonable requests of the indemnifying party. A claim for indemnification for any matter not involving a third party claim may be asserted by prompt written notice to the party from whom indemnification is sought, subject to any limitations contained in this Article VII.

(c)           The indemnifying party shall have 10 days to object to any notice of claim or loss made by an indemnified party.  If the indemnifying party objects to such notice of claim or loss, or fails to respond in such time period, the Parties shall endeavor in good faith to settle the dispute through negotiation.  If the dispute cannot be resolved through negotiation, or another mutually agreeable dispute resolution mechanism, either of the Parties has the right to request non-binding mediation.  If mediation fails to resolve the dispute, the Parties agree to submit the matter in dispute to binding arbitration.  Written notice of the intent to submit a matter to arbitration shall be given by the party requesting the same.  The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or, if the Parties so agree, the relevant rules of another arbitration entity or organization agreed upon by the Parties.  In any case, regardless of any rules of the selected arbitration organization to the contrary, only one (1) arbitrator shall be used to decide the outcome of the arbitration.  Such arbitration shall be held in the State of Florida, or if the Parties agree upon another location, that other location.  The arbitrator shall prepare and serve a written decision which shall state the bases of the award and include detailed findings of fact and conclusions of law and designating the party against whom the decision is rendered.  The award may be vacated, modified or corrected based upon any grounds referred to in the Federal Arbitration Act, where the arbitrators’ findings of fact are not supported by substantial evidence, or where the arbitrators’ conclusions of law are erroneous.  The costs of the arbitration shall be shared equally by the Parties, provided that the fees, costs, and expenses of the prevailing party (as reasonably determined by the arbitrator(s)), including arbitrators’ and reasonable attorney fees incurred in connection with any such arbitration, shall be paid by the losing party in the event the arbitrator(s) determine the proceeding was brought or defended in bad faith by the losing party.   The costs and expenses of the prevailing party in collecting any such award shall be paid by the non-prevailing party.

ARTICLE 8.
GENERAL PROVISIONS

8.1          Notices. Notices and other communications required by this Agreement will be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, by certified or registered mail, postage prepaid, with return receipt requested or by facsimile.  All notices will be addressed as follows:

If to Seller and/or Mr. Bean:

WTS Acquisition Inc.
5025 West Lemon Street
Suite 200
Tampa, Florida  33609
Telephone: (813) 637-2140
Facsimile: (813) 637-2222
Attention: Thomas Bean

with a copy to:

Judson B. Wagenseller, Esq.
Suite 203
11921 Brinley Ave.
Louisville, Kentucky  40243
Telephone (502) 410-6900
Facsimile (502) 410-6902

If to Buyer and/or Parent:

General Employment Enterprises, Inc.
One Tower Lane, Suite 2200
Oakbrook Terrace, Illinois  60181
Telephone: (630) 954-0400
Facsimile: (630) 954-0595
Attention: General Counsel

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York  10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
Attention:  Robert H. Friedman, Esq.

or such address as shall be furnished by such notice to the other Parties or to such other addresses as may be designated by a proper notice.  Notices will be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, upon three (3) days following the date of mailing if sent by certified mail or upon electronically verified transmission, if such delivery is by facsimile, provided that any such facsimile transmittal is confirmed by sending, within twenty-four (24) hours, a copy of such transmittal by overnight delivery service.

8.2           Confidentiality.  Buyer and Seller will maintain in confidence, and will cause the officers, employees, agents, and advisors of Buyer and Seller to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing in connection with or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.  If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request.

8.3           Binding Agreement; Assignment.  This Agreement and the right of the Parties hereunder shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs, estates and legal representatives.  This Agreement shall not be assigned by any Party without the express written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, provided that Buyer may assign its purchase rights to an Affiliate without consent of Seller, whereupon such Affiliate shall be “Buyer” for all purposes hereunder.

8.4           Entire Agreement; Amendment.  This Agreement, and the Exhibits and Schedules attached hereto, constitute the entire Agreement and understanding among the Parties hereto and supersedes and revokes any prior agreement or understanding relating to the subject matter of this Agreement.  No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon the other Party unless reduced to writing and signed by both Parties.

8.5           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Receipt of faxed or scanned and emailed signature pages shall have the same legal effect as the receipt of original signature pages.

8.6           Expenses. The Parties hereto will each pay their own attorneys’ and accountant fees, expenses and disbursements in connection with the negotiation and preparation of this Agreement and the other Contemplated Transactions and, unless otherwise set forth in this Agreement, all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement and the other Contemplated Transactions.

8.7           Further Assurances.  Upon reasonable request from time to time, the Parties hereto will deliver and/or execute such further instruments as are necessary or appropriate to the consummation of the Contemplated Transactions.

8.8           Construction.  Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include the other genders, all as the meaning in the context of this Agreement shall require.  Nothing in this Agreement shall be construed against the draftsperson solely on the basis of drafting alone, given that both Parties fully reviewed and negotiated this Agreement with their counsel. The captions used in this Agreement are inserted for convenience only and shall not constitute a part hereof.

8.9           Exhibits and Schedules.  All Exhibits and Schedules attached to this Agreement are by this reference incorporated herein and made an essential part hereof.

8.10           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of laws principles thereof to the extent that the general application of the laws of another jurisdiction would be required thereby.  The Parties hereto hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the County of Highlands, State of Florida, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such state or federal court.  The Parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

8.11           No Third-Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer upon or give any Person except the Parties hereto and their respective successors and assigns any remedy, claim, Liability, reimbursement, cause of action or other right under or by reason of this Agreement.

8.12           Time of Essence.  Time is of the essence for this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

SELLER:

ON-SITE SERVICES, INC.

By:	/s/ Thomas J. Bean
	Name:	Thomas J. Bean
	Title:	President

BUYER:

TRIAD PERSONNEL SERVICES, INC.

By:	/s/ Salvatore J. Zizza
	Name:	Salvatore J. Zizza
	Title:	Chief Executive Officer

PARENT:

GENERAL EMPLOYMENT ENTERPRISES, INC.

By:	/s/ Salvatore J. Zizza
	Name:	Salvatore J. Zizza
	Title:	Chief Executive Officer

/s/ Thomas Bean
THOMAS BEAN

List of Exhibits

Exhibits

Exhibit 2.6                      Employment Agreement with Curtis Donovan

Exhibit 3.2                      Registration Rights Agreement